Exhibit 23

Consent of Independent Auditors

The Board of Directors

Chemung Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 33-104663) of Chemung Financial Corporation of our report dated June 24, 2003, relating to the statement of net assets available for plan benefits of the Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan as of December 31, 2002, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2002 annual report on Form 11-K of Chemung Financial Corporation. Our report contains an explanatory paragraph that states that disclosures about the net assets and significant components of the changes in net assets relating to nonparticipant-directed investment programs prior to July 1, 2002 could not be determined by the Plan's management, and have been reported and disclosed in the aggregate with the participant-directed amounts.

/s/ KPMG LLP

Albany, New York

June 25, 2003